EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 1, 2003 (the “Effective Date”), between Segmentz, Inc., a Delaware corporation, whose principal place of business is 18302 Highwoods Preserve Parkway, Suite 100, Tampa, Florida 33467 (the “Company”) and Jeff Wiseman, an individual whose address is 223 Glendover Road, Lexington, KY 40503 (the “Executive”).

RECITALS

A. The Company is a Delaware corporation and is principally engaged in the business of Third Party Logistics (the “Business”).

B. The Executive has extensive experience in logistics operations and transportation management.

C. The Company desires to employ the Executive and the Executive desires to be employed by the Company.

D. The parties agree that a covenant not to compete is essential to the growth and stability of the Business of the Company.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3. Authority and Power During Employment Period.

a. Duties and Responsibilities. During the Term (as hereinafter defined) of this Agreement, the Executive shall serve as Vice President of Operations, for Dasher Express, Inc. (the “Division”), and shall perform such duties as are consistent with Executive's position and as the Chief Executive Officer and/or the Board of Directors (the "Board") of the Company may reasonably direct. The Executive agrees to observe and comply with the policies, rules and regulations of the Company and the Division, as adopted by their respective Boards with reference to the performance of Executive's duties and agrees to carry out and perform orders, directions and policies of the Company and the Division as they may be, from time to time, stated either orally or in writing. For the Term hereof, Executive shall report directly to the Chief Executive Officer of the Company or, if there is none, the Chairman of the Board of Directors of the Company.

b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote all of the Executive’s business time and attention to the business and affairs of the Division consistent with the Executive’s position with the Company.

c. Employment Base. The Executive’s employment shall be permanently based within a fifty (50) mile radius of Fayette County, Kentucky. In this regard, Executive shall not be required be away from such base on temporary assignment more than five (5) nights each calendar month, without consent of the Executive.

4. Term. The Term of employment hereunder shall commence on the Effective Date shall end on December 31, 2007 (the “Term”), unless earlier terminated as provided herein. The Company shall have the option to extend the Term for an additional one (1) year period thereafter, upon the same terms and conditions as provided herein, provided that the Company shall give the Executive thirty (30) days written notice prior to the expiration of the initial Term of Company’s decision to extend the Term. For purposes of this Agreement, the Term shall include the initial term and all extensions thereof, when extended.

5. Compensation and Benefits.

a. Salary. The Executive shall be paid a base salary (the “Base Salary”) at an annual rate of Sixty-Five Thousand Dollars ($65,000.00) beginning on the Effective Date of this Agreement for the first calendar year of the Term. For each calendar year of the Term, the amount of the Base Salary shall increase on December 31 by an amount equal to Two Percent (2%) of the amount of the immediately preceding year’s Base Salary, subject to the following conditions:

• For the 2004 calendar year the Division must attain $8.0 million in Revenues.

• For the 2005 calendar year the Division must attain $9.0 million in Revenues.

• For the 2006 calendar year the Division must attain $10.0 million in Revenues.

Revenues shall be as defined in that Stock Purchase Agreement dated December 1, 2003 with the Company and Executive as parties thereto (the “Stock Purchase Agreement”).

In the event that these conditions are not met, the Company may increase the Base Salary in the Company’s discretion.

b. Additional Compensation. Depending on operations department performance, Employee may receive additional compensation, in cash, stock and/or stock options (“Additional Compensation”). All Additional Compensation is subject to board approval.

c. Revenues. “Revenues” as used herein shall have the same meaning as defined in the Stock Purchase Agreement of even date. Executive shall have the right at any time and from time to time during normal business hours at his sole cost and expense to personally examine or to have agents appointed by him to examine the books and records of the Division and the Company’s Affiliated Group (as defined in the Stock Purchase Agreement) to verify the correctness of the computation of Revenues.

d. Stock Options. On the Effective Date, the Company shall grant the Executive options to purchase One Hundred Thousand (100,000) shares of stock in the Company at Two Dollars and Fifty Cents ($2.50) per share (the “Stock Options”), which shall vest over a three (3) year period as follows: Twenty Percent (20%) of the Stock Options shall vest on December 31, 2004; an additional Thirty Percent (30%) of the Stock Options shall vest on December 31, 2005; and the remaining Fifty Percent (50%) of the Stock Options shall vest on December 31, 2006. Each of the Stock Options shall expire three (3) years from the date each of the Stock Options vested. The Executive may exercise part or all of the Stock Options when vested by written notice delivered at the Company's principal place of business. Delivery of the certificates representing the shares called for under the Stock Options shall be made promptly after receipt of such notice, against the payment of the purchase price in cash or check. In the event that, prior to the delivery by the Company of all the shares in respect of which the Stock Options is hereby granted, the Company shall have effected one or more stock splits or readjustments, stock dividends, or other increases or reductions of the number of its shares outstanding without receiving compensation therefor in money, services, or property, the remaining number of shares still subject to the Stock Options hereby granted shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the purchase price per share shall be decreased or increased, as the case may be, in the same proportion. If the Executive’s employment is terminated before the expiration of the Term, for whatever cause, such termination shall not affect the right to exercise any portion of the Stock Options theretofore vested in the Executive.

e. Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to comparable executives. The Company will provide an automobile reimbursement allowance of up to Eight Hundred Dollars ($800), payable monthly, to reimburse Executive for expenses incurred for automobile, insurance and related costs. The Company will provide health or major medical insurance to the Executive and members of his immediate family in accordance with the Company's policies. The Executive will be entitled to participate in any disability, life or accident insurance plans which the Company may have in effect from time to time for the benefit of its employees. During the Term, the Company will make any required contributions on behalf of Executive to the Company's profit-sharing plan, which is treated as a qualified retirement p1an by the Internal Revenue Service. Executive's rights to benefits thereunder will be governed by the terms and conditions of the Company’s profit-sharing plan. All benefits referred to in this paragraph shall be referred to herein as “Executive Benefits.”

f. Vacation. During each calendar year of the Term of this Agreement, the Executive shall be entitled to three (3) weeks of paid time off (PTO), Subject to proration or reduction for any partial calendar years of the Term.

g. Business Expense Reimbursement. During the Term, the Executive shall be entitled to receive full reimbursement for all reasonable, out-of- pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, including, without limitation, the mileage expenses for the Executive’s usage of a personal automobile for business purposes, and his mobile telephone expenses, provided the Executive accounts therefor in accordance with the Company’s written reimbursement policies and procedures established for its senior executive officers.

6. Termination.

a. Death. In the event of the death of the Executive during the Term, this Agreement shall terminate at the end of the month in which the Executive’s death occurs. The Company shall pay the Executive’s Base Salary, Bonus, vacation pay, and Business Expense Reimbursement accrued to the date of termination within ten (10) days of the date of termination to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive. Other death benefits will be provided in accordance with the terms of the Company’s benefit programs and plans. The Executive’s dependents shall be entitled to obtain benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of eighteen (18) months from the date of termination or until the expiration of the Term, whichever occurs first.

b. Disability. In the event of Executive’s Disability (as defined herein), the Company may terminate this Agreement upon thirty (30) days prior written notice to the Executive.

(1) In the event of termination due to the Executive’s Disability, the Company shall pay the Executive’s Base Salary, Bonus, vacation pay, and Business Expense Reimbursement accrued to the date of termination and the Executive shall be entitled to compensation in accordance with the Company’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive. Notwithstanding any provision herein to the contrary, but in all events of termination due to Disability the Executive shall continue to receive the Executive’s Base Salary at the annual rate in effect immediately prior to commencement of Disability, and Executive Benefits, for a period of thirty (30) days from the date of termination due to Disability. Any amounts payable to Executive under this Section 6(b) shall be offset by other long-term disability benefits received by the Executive from the Company.

(2) “Disability,” for the purposes of this Agreement, shall be deemed to have occurred when (A) the Executive is unable by reason of physical or mental illness, incapacity or injury to perform the Executive’s usual duties under this Agreement for more than forty-five (45) consecutive days and the period of the Disability is reasonably anticipated to exceed six (6) consecutive months in duration, or (B) a court of competent jurisdiction has adjudged the Executive mentally incapacitated and has appointed a guardian of the person or estate of the Executive.

(3) Anything herein to the contrary notwithstanding, if, following a termination of this Agreement due to Disability, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

c. Termination by the Company for Cause.

(1) The Company may terminate this Agreement for "Cause," as hereinafter defined.

(2) “Cause” shall mean and include those actions or events specified below in subsections (A) through (E) occurring, or taking place subsequent to the Effective Date of this Agreement: (A) Executive’s fraud, willful misconduct or embezzlement against the Company; (B) Executive’s conviction of a crime of moral turpitude; (C) Executive’s conviction of a felony under the laws of the United States or any state thereof; (D) any assignment of this Agreement by the Executive in violation of Section 14 of this Agreement; or (E) Executive’s grossly negligent or willful failure to discharge his duties under this Agreement. No actions, events or circumstances occurring or taking place at any time prior to the Effective Date shall in any event constitute or provide any basis for any termination of this Agreement for Cause.

(3) Notwithstanding any provision to the contrary contained herein, the Company shall not terminate this Agreement for Cause unless and until the Company notifies the Executive in writing that the Executive has committed the conduct constituting Cause as set forth in Section 6(c)(2)(A) through (E) hereof, describing the particulars thereof, and gives the Executive a ten (10) day period to cure such conduct, if possible. If it is not possible for Executive to cure prior conduct constituting Cause pursuant to Section 6(c)(2)(E) hereof, the Company may terminate this Agreement for Cause in its discretion.

(4) Upon termination of this Agreement for Cause, the Company shall pay the Executive the Base Salary, Bonus, and Business Expense Reimbursement and vacation pay accrued to the effective date of the Executive’s termination.

d. Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that the reason is not illegal or discriminatory. In the event such termination is not for Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving three (3) months’ prior written notice. Upon the effective date of termination, the Company shall pay the Executive the Base Salary, Bonus, vacation pay, and Business Expense Reimbursement accrued to the date of termination. Notwithstanding any provision herein to the contrary, after the date of termination, the Company shall pay severance benefits to the Executive by continuing to compensate the Executive, following the effective date of termination, in accordance with the provisions of this Agreement for one year following the effective date of termination, with the Base Salary and Executive Benefits, and the Stock Options shall vest, all in the same manner and to the same extent as if this Agreement was not terminated.

e. Voluntary Termination by Executive. Notwithstanding any provision herein to the contrary, the Executive may terminate this Agreement without cause. In the event the Executive terminates this Agreement (except as provided in Section 6(f) and/or Section 6(g) hereof) prior to the expiration of the Term, the Company shall pay the Executive the Base Salary, Bonus, Automobile Allowance, Business Expense Reimbursement and vacation pay accrued to the effective date of the Executive’s voluntary termination.

f. Termination by the Executive for Good Reason.

(1) The Executive may terminate this Agreement for "Good Reason," as hereinafter defined.

(2) "Good Reason," shall mean and include those actions or events specified below in subsections (A) through (C) occurring, or taking place subsequent to the Effective Date of this Agreement: (A) the Company’s permanent or long term assignment of Executive to any duties that are materially and adversely inconsistent with the Executive’s offices, duties or responsibilities in Executive’s position; (B) the Company’s breach of its obligation to pay any compensation due under Section 5 of this Agreement; or (C) the Company’s relocation of Executive’s position from more than One Hundred (50) miles Fayette County, Kentucky

(3) Notwithstanding anything to the contrary contained herein, the Executive shall not terminate this Agreement for Good Reason unless and until the Executive notifies the Company in writing that the Company has committed the conduct constituting Good Reason as set forth in Section 6(f)(2)(A) through (D) hereof and describes the particulars thereof and gives the Company a ten (10) day period to cure such conduct, if possible.

(4) Upon the effective date of termination for Good Reason, the Company shall pay the Executive the Base Salary, Bonus, vacation pay, and Business

Expense Reimbursement accrued to the date of termination. Notwithstanding any provision herein to the contrary, after the date of termination, the Company shall pay severance benefits to the Executive by continuing to compensate the Executive in accordance with the provisions of this Agreement for one (1) year following the effective date of termination, with the Base Salary and Executive Benefits, and the Stock Options shall vest, all in the same manner and to the same extent as if this Agreement was not terminated.

7. Covenant Not to Compete and Non-Disclosure of Information.

a. Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Executive’s employment is terminated by reason of Disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c), then the Executive agrees to the following:

(1) That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 1 % of the outstanding capital stock of a publicly traded corporation other than the Company), consultant, advisor or agent.

(2) That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company’s Clients which have an active business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b. Non-Disclosure of Information. In the event this Agreement has been terminated pursuant to either Section 6(b) or Section 6(c) hereof, Executive agrees that, during the Restricted Period, Executive will not use or disclose any Proprietary Information of the Company for the Executive’s own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company, which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of Company’s Business, or is a customer list or similar list of persons engaged in business activities with Company. No information can be considered Proprietary Information if the same is in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement. Executive further agrees that in the event his employment is terminated pursuant to Sections 6(b) or 6(c) above, all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s business location where the Executive was employed.

c. Documents. “Documents” shall mean all original written, recorded, or graphic matters that contain the Company’s Proprietary Information, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

d. Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations for whom the Company then performs Competitive Business Activities.

e. Restrictive Period. The “Restrictive Period” shall be deemed to be twelve (12) months following the effective date of termination of this Agreement pursuant to Sections 6(b) or 6(c) of this Agreement.

f. Restrictive Area. The “Restrictive Area” shall be deemed to include the states of Kentucky, Ohio, North Carolina and Illinois.

g. Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the Business and Third Party Logistics.

h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.

i. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive’s employment with the Company.

j. Remedies.

(1) The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof may cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company may request equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

(2) Nothing herein contained shall be construed as prohibiting the

Company from pursuing any other remedies available to it for such breach or threatened breach.

8. Indemnification.

a. The Company shall defend, indemnify and hold Executive harmless from and against any and all expenses, including attorneys’ fees and court costs, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any claim, demand, lawsuit or proceeding arising by reason of Executive’s employment by the Company hereunder, with respect to matters occurring at any time on or prior to the date of termination of the Executive’s employment with the Company, to the maximum extent permitted by the provisions of Florida and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. The Company shall advance to Executive any expenses incurred in defending any proceeding to the fullest extent permitted by the Company’s Articles of Incorporation and Florida law. The Company will use its reasonable best efforts to cause Executive to be covered under any Director and Officer liability policy maintained by the Company for which he is eligible under standard provisions and exclusions.

b. The Company specifically acknowledges and agrees that the Executive has personally guaranteed certain obligations on behalf of the Dasher Expedited Freight

Division of the Company (the “Obligations”) and further that the Executive is personally liable for certain obligations of the Dasher Expedited Freight Division of the Company. The Company shall defend, indemnify and hold the Executive harmless from and against any and all expenses, including attorneys’ fees and court costs, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any claim, demand, lawsuit or proceeding arising in connection with such personal guaranties, personal liabilities, or the Obligations. Any out-of-pocket costs or expenses that may be incurred by the Executive in connection with such personal guaranties, personal liabilities, or the obligations shall be reimbursed to the Executive, upon receipt by the Company of documented evidence of such costs or expenses, within three (3) business days of the receipt of such documented evidence. Notwithstanding the foregoing, the Company shall satisfy any judgment entered against the Executive in connection with such personal guaranties, personal liabilities, or the obligations within three (3) days of receipt of notice of any such judgment entered against the Executive. The Company shall use its reasonable best efforts to cause the transfer or assignment of the Executive’s personal guaranties, personal liabilities, or the Obligations from the Executive and to the Company and the Company shall pay the Obligations on or before June 30, 2004, except where such payment shall result in penalties, in which case the Company shall attempt to take-over any obligations pursuant to such Obligations, absent either ability to take-over or repay, the Company shall make all payments in accordance with terms and provisions to term of Obligations.

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14. Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company, subject to the provisions of Section 6(g) hereof. Upon any merger, asset sale or change in control of the Company, the surviving entity or successor to the business of the Company shall expressly assume its obligations hereunder.

15. Governing Law. This Agreement shall become valid when executed and accepted by Company and the Executive. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the parties shall conduct their respective business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the respective parties are located.

16. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms, including without limitation Sections 6 and 8 hereof and all express post-termination benefit provisions hereof.

19. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

21. Venue. Company and Executive acknowledge and agree that the U.S. District Court for the Southern District of Florida, or if such court lacks jurisdiction, the 11th Judicial Circuit (or its successor) in and for Miami-Dade County, Florida, shall be the exclusive venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE AGREEMENT, HAS HAD THE OPPORTUNITY TO DISCUSS THIS WITH HIS COUNSEL AND FURTHER ACKNOWLEDGES THAT HE UNDERSTANDS THE RESTRICTIONS, TERMS AND CONDITIONS IMPOSED UPON THE EXECUTIVE BY THIS AGREEMENT AND UNDERSTANDS THAT THESE RESTRICTIONS, TERMS AND CONDITIONS MAY BE BINDING UPON THE EXECUTIVE DURING AND AFTER TERMINATION OF THE EMPLOYMENT OF THE EXECUTIVE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

The Company:

SEGMENTZ, INC.

By: __________________________ Witness:________________________

John S. Flynn

President & Chief Financial Officer

Jeff Wiseman:

__________________________ Witness:________________________

Jeff Wiseman

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